Exhibit 99.2

Item 1. Financial Statements

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
As of April 2, 2005 and December 31, 2004
(in thousands, except share and per share data)
(unaudited)

	April 2,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$14,312	$19,889
Accounts receivable, net	52,658	56,852
Inventories, net	52,989	45,621
Deferred tax asset	9,016	8,464
Prepaid expenses and other current assets	4,255	2,589
Assets of discontinued operations	6,908	7,367

Total current assets	140,138	140,782
Property and equipment, net	27,403	26,440
Goodwill	293,712	286,231
Intangible assets, net	88,371	86,489
Other assets	12,096	12,197

Total assets	$561,720	$552,139

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$8,137	$8,346
Accounts payable	10,330	10,278
Accrued expenses	27,060	28,729
Liabilities of discontinued operations	712	563

Total current liabilities	46,239	47,916
Long-term debt, net of current portion	320,010	307,207
Deferred tax liability	34,547	35,011
Other non-current liabilities	590	867

Total liabilities	401,386	391,001
Minority interests	609	821

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 52,214,000 and 52,204,000 shares issued, respectively	52	52
Additional paid-in capital	154,913	154,894
Notes received for sale of common stock	(846)	(948)
Retained earnings	5,169	3,576
Accumulated other comprehensive income	2,084	4,390
Less cost of repurchased stock, warrants and rights (512,000 shares)	(1,647)	(1,647)

Total stockholders’ equity	159,725	160,317

Total liabilities, minority interests and stockholders’ equity	$561,720	$552,139

See accompanying notes to unaudited consolidated financial statements.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations
For the three months ended April 2, 2005 and April 3, 2004
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	April 2,	April 3,
	2005	2004
Net sales	$71,559	$27,103
Cost of sales	29,031	12,546

Gross margin	42,528	14,557
Operating expenses:
Selling, general and administrative	30,979	10,478
Research and development	2,479	1,636

Income from continuing operations	9,070	2,443
Other income (expense):
Interest income	84	132
Interest expense	(6,997)	(182)
Other income, net	24	124

Income from continuing operations before minority interests and income taxes	2,181	2,517
Provision for income taxes	873	952
Minority interests	26	—

Net income from continuing operations	1,282	1,565
Discontinued operations:
Income (loss) from discontinued operations (net of income tax expense (benefit) of $207 and $(8), respectively)	311	(12)

Net income	$1,593	$1,553

Earnings per share – basic:
Net income from continuing operations	$0.02	$0.04
Net income (loss) from discontinued operations	0.01	0.00

Net income	$0.03	$0.04

Earnings per share – diluted:
Net income from continuing operations	$0.02	$0.04
Net income (loss) from discontinued operations	0.01	0.00

Net income	$0.03	$0.04

Weighted average number of common shares outstanding:
Basic	51,700	42,723
Diluted	52,432	44,334

See accompanying notes to unaudited consolidated financial statements.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flow
For the three months ended April 2, 2005 and April 3, 2004
(in thousands and unaudited)

	Three Months Ended
	April 2,	April 3,
	2005	2004
OPERATING ACTIVITIES:
Net income	$1,593	$1,553
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,043	637
Amortization of intangibles	1,210	200
Amortization of debt issuance costs	553	41
Non-cash interest expense	24	—
Stock-based compensation	38	33
Tax benefit associated with stock options	(49)	—
Deferred income taxes	2,646	(2)
Loss on disposal of assets	207	6
Accretion of held-to-maturity investments	—	(87)
Provision for bad debt expense and sales returns	1,132	37
Inventory reserves	1,484	539
Minority interests	26	—
Net effect of discontinued operations	88	1
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	2,852	(2,066)
Inventories	(4,640)	(3,111)
Prepaid expenses, other assets and liabilities	(2,266)	(321)
Accounts payable and accrued expenses	(7,295)	1,138

Net cash used in operating activities	(354)	(1,402)
INVESTING ACTIVITIES:
Acquisition of businesses	(15,246)	—
Acquisition of technology license	—	(459)
Purchases of property and equipment	(2,048)	(1,207)
Net effect of discontinued operations	(2)	(3)

Net cash used in investing activities	(17,296)	(1,669)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock	48	23
Proceeds from notes received for sale of common stock	102	—
Proceeds from short-swing profit	—	288
Proceeds from long-term obligations	14,700	—
Payments on long-term obligations	(2,126)	(397)
Payment of debt issuance costs	(166)	—
Dividend to minority shareholder	(198)	—

Net cash provided by (used in) financing activities	12,360	(86)
Effect of exchange rate on cash and cash equivalents	(287)	—

Net decrease in cash and cash equivalents	(5,577)	(3,157)
Cash and cash equivalents at beginning of period	19,889	10,074

Cash and cash equivalents at end of period	$14,312	$6,917

Supplemental disclosures of cash flow information:
Cash paid for interest	$10,278	$147
Cash paid for income taxes	1,148	79
Non-cash investing and financing activities:
Purchase of technology through the issuance of notes payable	$—	$250

See accompanying notes to unaudited consolidated financial statements.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(unaudited)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation
The accompanying unaudited consolidated financial statements include the accounts of Encore Medical Corporation, a Delaware corporation, and its wholly owned subsidiaries and those entities in which we hold a controlling interest (individually and collectively referred to as “us,” “we,” “our company” or “Encore”). Minority interest reflects the 50% separate ownership of Medireha GmbH. All significant intercompany balances and transactions have been eliminated in consolidation. The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended April 2, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the consolidated financial statements and footnotes thereto included in our Form 10-K dated December 31, 2004 as updated in this Form 8-K. Certain amounts from prior periods have been reclassified to conform to current period presentation.

Description of Business
We are a diversified orthopedic company that designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices including surgical implants, products for orthopedic rehabilitation, pain management, physical therapy and sports medicine equipment. Our products are used primarily by orthopedic surgeons, physical and occupational therapists, athletic trainers, and other healthcare specialists who treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, and sports-related injuries. Our non-invasive medical devices and related accessories are primarily used by patients for at-home therapy.

We currently market and distribute our products through two operating divisions, our Surgical Implant Division and our Orthopedic Rehabilitation Division. Our Surgical Implant Division offers reconstructive joint products, including hip, knee, shoulder and spinal implants for the orthopedic surgical market. Our Orthopedic Rehabilitation Division offers non-invasive medical products that are used before and after surgery to assist in the repair and rehabilitation of soft tissue and bone, and to protect against further injury; electrotherapy devices and accessories used to treat pain and restore muscle function; iontophoretic devices and accessories used to deliver medication; clinical therapy tables and traction equipment; and orthotics devices used to treat joint and spine conditions.

Our products are subject to regulation by the Food and Drug Administration (“FDA”) with respect to their sale in the United States, and we must, in many cases, obtain FDA authorization to market our products before they can be sold in the United States. Additionally, we are subject to similar regulations in many of the international countries in which we sell products.

2. ACCOUNTS RECEIVABLE

A summary of activity in our accounts receivable reserves for doubtful accounts and sales returns is summarized below (in thousands):

	April 2,	April 3,
	2005	2004
Balance, beginning of year	$2,735	$440
Provision	1,132	37
Write-off charges and recoveries	15	(23)

Balance, end of period	$3,882	$454

3. INVENTORIES

Inventories consist of the following (in thousands):

	April 2,	December 31,
	2005	2004
Components and raw materials	$12,315	$12,126
Work in process	4,973	3,087
Finished goods	28,032	22,676
Inventory held on consignment	13,785	12,725

	59,105	50,614
Less – inventory reserves	(6,116)	(4,993)

	$52,989	$45,621

A summary of the activity in our inventory reserve for slow moving, excess, product obsolescence and valuation is presented below (in thousands):

	April 2,	April 3,
	2005	2004
Balance, beginning of year	$4,993	$1,887
Provision charged to cost of sales	1,484	539
Write-offs charged to reserve	(361)	(54)

Balance, end of period	$6,116	$2,372

The write-offs to the reserve were principally related to the disposition of fully reserved inventory.

4. GOODWILL AND INTANGIBLE ASSETS

A summary of the activity in goodwill is presented below (in thousands):

	April 2,	April 3,
	2005	2004
Balance, beginning of year	$286,231	$18,146
Adjustment related to resolution of contingencies associated with the acquisition of Empi, Inc. (“Empi”)	5,865	—
Goodwill associated with the acquisition of Osteoimplant Technology, Inc. (“OTI”)	4,881	—
Foreign currency translation	(3,265)	—

Balance, end of period	$293,712	$18,146

Intangibles consisted of the following as of April 2, 2005 (in thousands):

	Gross Carrying	Accumulated	Intangibles,
	Amount	Amortization	Net

Amortizable intangible assets:
Technology-based	$11,429	$(1,440)	$9,989
Customer-based	49,465	(3,601)	45,864

	$60,894	$(5,041)	$55,853

Unamortizable intangible assets:
Trademarks			31,768
Foreign currency translation			750

Total intangible assets			$88,371

Intangibles consisted of the following as of December 31, 2004 (in thousands):

	Gross Carrying	Accumulated	Intangibles,
	Amount	Amortization	Net

Amortizable intangible assets:
Technology-based	$10,398	$(1,380)	$9,018
Customer-based	46,613	(2,736)	43,877

	$57,011	$(4,116)	52,895

Unamortizable intangible assets:
Trademarks			31,768
Foreign currency translation			1,826

Total intangible assets			$86,489

During the three months ended April 2, 2005, we acquired $4,151,000 of intangible assets. Amortization expense for the three months ended April 2, 2005 and April 3, 2004 were $1,210,000 and $200,000, respectively.

We will continue to amortize our amortizable assets over their remaining useful lives ranging from 1 to 20 years on a straight-line basis.

Our estimated amortization expense for the nine months ended December 31, 2005 and the next five years is as follows (in thousands):

For nine months ended December 31, 2005	$3,876

For year ended December 31, 2006	4,889

For year ended December 31, 2007	4,569

For year ended December 31, 2008	4,279

For year ended December 31, 2009	4,041

For year ended December 31, 2010	3,367

5. LONG-TERM DEBT

Our long-term debt (including capital lease obligations) consists of the following (in thousands):

	April 2,	December 31,
	2005	2004
$180 million senior credit facility to a syndicate of financial institutions; composed of a $150 million six-year term loan and a five-year $30 million revolving credit facility; collateralized by all domestic assets of Encore and pledge of 66% of stock in foreign subsidiaries of Encore; interest rate at Bank of America’s base rate or the London Interbank Offered Rate (LIBOR), plus an applicable margin determined by, among other things, the ratio of total debt to earnings before interest, taxes, depreciation and amortization (EBITDA); term loan subject to quarterly principal installments; payments beginning March 30, 2005 of (a) $1.9 million each of the first 12 quarters, (b) $3.8 million each of the next 8 quarters, and (c) $24.4 million each of the last 4 quarters with the last payment due October 2010; interest rate of 6.04% at April 2, 2005.
	$162,825	$150,000
$165 million senior subordinated notes payable to institutional investors issued at 99.314% of principal amount; less unamortized discount of $1,084; interest at 9.75%; interest payable semi-annually on April 1 and October 1 of each year through October 1, 2012; junior and subordinated to senior credit facility.	163,916	163,892
4% note payable to a corporation in connection with the acquisition of a technology license in 2004, payable in varying quarterly installments through March 2009.	250	250
Note payable to a corporation in connection with the acquisition of Rehab Med+Equip by Empi in 2002; 50% payable in each of July 2005 and July 2008; interest at higher of 5% or prime; interest rate of 5% at April 2, 2005.	938	938
European bank loans to finance European working capital; monthly payments through March 2006, variable interest at 5.25% at April 2, 2005.	68	93
8.9% unsecured note payable to individuals in connection with the acquisition of Biodynamic Technologies, Inc. in 1999, payable in varying quarterly installments through March 2005.	—	208
Capital lease obligations, collateralized by related equipment.	150	172

	328,147	315,553
Less – current portion	(8,137)	(8,346)

	$320,010	$307,207

The debt agreements related to our $180 million senior credit facility and our $165 million senior subordinated notes payable contain warranties and covenants and require maintenance of certain financial ratios. Default on any warranty or covenant could affect our ability to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the applicable agreements. As of April 2, 2005, we are in compliance with all debt covenants and warranties. In addition, these debt agreements restrict our ability to (i) incur additional indebtedness; (ii) issue redeemable equity interests and preferred equity interests; (iii) pay dividends or make distributions, repurchase equity interests or make other restricted payments; (iv) make capital expenditures; (v) create liens; (vi) enter into transactions with our affiliates; (vii) make investments; (viii) sell assets; or (ix) enter into mergers or consolidations.

On March 1, 2004, we acquired an exclusive license to manufacture and sell products incorporating a patented implant design and mechanism for a total purchase price of $709,000. In connection with this acquisition, we issued a $250,000 note to the holders of the patents. Payments under this note are due in quarterly installments equal to 6% of our net sales of products utilizing this technology. The interest rate under this note will be adjusted annually to equal the New York prime rate. All unpaid principal and interest under this note is due on March 1, 2009.

6. STOCK-BASED COMPENSATION

We have adopted the disclosure-only provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosures” (“SFAS 148”) as well as those outlined in SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). As permitted by SFAS 148 and SFAS 123, we continue to apply the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for our plans. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of the grant, over the amount an employee must pay to acquire the stock. We account for stock based awards for non-employees under the provisions of SFAS No. 123 and Emerging Issues Task Force Consensus 96-18.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, which revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123® amends SFAS 123 to require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Compensation expense is to be charged during the vesting period. Pro forma disclosure is no longer an alternative. On April 14, 2005, the Securities and Exchange Commission delayed the effective date for SFAS 123® to the first fiscal year beginning after June 15, 2005. Therefore, this Statement will become effective for us in the first quarter of 2006. We are currently evaluating the impact of the adoption of SFAS 123® and the impact it will have on our financial position and results of operations.

Had compensation cost for all stock option grants been determined based on their fair value at the grant dates, consistent with the method prescribed by SFAS 148 and SFAS 123, our net income and earnings per share would have been adjusted to the pro forma amounts indicated below (in thousands except per share data):

		Three Months Ended
		April 2,	April 3,
		2005	2004
Net income	As reported	$1,593	$1,553
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects		(478)	(151)

Net income	Pro forma	$1,115	$1,402

Earnings per share:
Basic:	As reported	$0.03	$0.04
	Pro forma	$0.02	$0.03
Diluted:	As reported	$0.03	$0.04
	Pro forma	$0.02	$0.03

We estimate the fair value of each option grant on the date of grant using the Black-Scholes option pricing model. We used the following weighted average assumptions for grants during the first three months of 2005 and 2004:

	Three Months Ended
	April 2,	April 3,
	2005	2004
Dividend yield	0.0%	0.0%
Expected volatility	81.7%	93.5%
Risk-free interest rate	4.1%	2.7%
Expected life	4.1 years	4.3 years

7. SEGMENT AND GEOGRAPHIC INFORMATION

We have two reportable segments as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. Our reportable segments are business units that offer different products that are managed separately because each business requires different manufacturing and marketing strategies. The Surgical Implant Division sells reconstructive products including knee, hip, shoulder and spinal implants. The Orthopedic Rehabilitation Division offers non-invasive medical products that are used before and after surgery to assist in the repair and rehabilitation of soft tissue and bone, and to protect against further injury; electrotherapy devices and accessories used to treat pain and restore muscle function; iontophoretic devices and accessories used to deliver medication; clinical therapy tables and traction equipment; and orthotics devices used to treat joint and spine conditions.

Information regarding business segments is as follows (in thousands):

	Three Months Ended
	April 2,	April 3,
	2005	2004

Net sales:
Surgical Implant Division	$12,291	$10,779
Orthopedic Rehabilitation Division	59,268	16,324

Consolidated net sales	$71,559	$27,103

Gross margin:
Surgical Implant Division	$9,817	$7,676
Orthopedic Rehabilitation Division	32,711	6,881

Consolidated gross margin	$42,528	$14,557

We allocate resources and evaluate the performance of our segments based on gross margin and therefore have not disclosed certain other items, such as interest, depreciation and income taxes as permitted by SFAS 131. We do not allocate assets to reportable segments because certain of our property and equipment are shared by all of our segments.

Geographic Area
We added a European-based operation in 2004 through our acquisition of Empi on October 4, 2004.

Following are our net sales by geographic area (in thousands):

	Three Months Ended
	April 2,	April 3,
	2005	2004

Net sales:
United States	$55,549	$23,818
Germany	9,630	403
Other Europe, Middle East & Africa	4,183	1,260
Asia Pacific	1,304	942
Other	893	680

	$71,559	$27,103

8. DISCONTINUED OPERATIONS

We account for our discontinued operations under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, we classified results of operations and the related charges for discontinued operations as “Income (loss) from discontinued operations, net of income tax expense (benefit)” in the accompanying Consolidated Statements of Operations. We reclassified assets and liabilities of the discontinued operations and reflected them on the accompanying Consolidated Balance Sheets as “Assets of discontinued operations” and “Liabilities of discontinued operations.” For comparative purposes, we restated all prior periods presented to reflect the reclassifications on a consistent basis.

On August 8, 2005, we completed the sale of our orthopedic soft goods product line to dj Orthopedics, LLC (“dj”). The assets, previously included in our Orthopedic Rehabilitation Division, that were sold under the asset purchase and sale agreement included bracing, splinting and patient safety products, for which we received a cash payment of $9.5 million. Under the terms of our current credit facility, we made a $7.1 million principal payment using the net cash proceeds from the sale to dj of the pledged assets which formerly constituted our orthopedic soft goods product line.

Discontinued operations are as follows (in thousands):

Three Months Ended
	April 2,	April 3,
	2005	2004
Revenue	$3,797	$3,941
Income from operations	632	105
Income (loss) before income taxes	518	(20)
Income tax expense (benefit)	207	(8)

Assets and liabilities of the discontinued operations are as follows (in thousands):

		December 31,
	April 2,
	2005	2004
Current assets	$5,203	$5,713
Property and equipment, net	532	446
Other non-current assets	1,173	1,208
Current liabilities	(712)	(563)

Net assets	$6,196	$6,804

In connection with the asset purchase and sale agreement, we agreed to provide transition services for a 60-day period at agreed upon rates. As of April 2, 2005, current assets are primarily composed of accounts receivable and inventory, and current liabilities are primarily composed of inventory purchases in accounts payable.

9. EARNINGS PER SHARE

Following is a reconciliation of the basic and diluted per share computations (in thousands except per share data):

	Three Months Ended
	April 2,	April 3,
	2005	2004
Net income from continuing operations	$1,282	$1,565
Net income (loss) from discontinued operations	311	(12)

Net income	$1,593	$1,553

Shares used in computing basic earnings per share	51,700	42,723
Plus incremental shares from assumed exercise of stock options	732	1,611

Shares used in computing diluted earnings per share	52,432	44,334

Earnings per share — basic:
Net income from continuing operations	$0.02	$0.04
Net income (loss) from discontinued operations	0.01	0.00

Net income	$0.03	$0.04

Earnings per share – diluted:
Net income from continuing operations	$0.02	$0.04
Net income (loss) from discontinued operations	0.01	0.00

Net income	$0.03	$0.04

For the quarters ended April 2, 2005 and April 3, 2004, we did not include the effect of 1,144,000 and 294,000 common stock equivalents, respectively, in the computation of diluted earnings per share because the inclusion of such would be anti-dilutive.

10. ACQUISITION OF EMPI

On October 4, 2004, we acquired Empi, a privately held Minnesota corporation. The total purchase price of approximately $369.8 million was comprised of approximately $172.8 million payable to the Empi common stockholders and option holders in cash, along with eight million shares of our common stock, plus the repayment of approximately $154.9 million of outstanding Empi debt plus $7.0 million in purchase costs.

The cash portion of the acquisition consideration was subject to adjustment based upon an audited balance sheet of Empi as of the closing date. In addition, it was anticipated that a closing tax benefit would be generated upon the completion of the Empi acquisition. We agreed to file for the related refunds and, as additional Empi acquisition consideration, agreed to pay the former stockholders and option holders of Empi the lesser of $6 million or the full amount of any such granted refunded taxes.

During the first quarter of 2005, we determined the actual amount of the tax benefit due to Empi’s former stockholders and option holders, which resulted in additional acquisition consideration of $6 million based upon the tax benefit refunds we have received. In addition, we were entitled to a return of $291,000 of the original acquisition consideration based upon the results of Empi’s audited balance sheet as of the closing date. As resolution has been reached on these contingencies on April 2, 2005, we have recognized a receivable and a liability for these items, which have been settled in cash during the second quarter of 2005. Finally, we incurred an additional $156,000 in purchase costs. As a result of these transactions, the total purchase price for the Empi acquisition has been adjusted to $375.7 million. There have been no changes to the estimated fair value of acquired tangible and identifiable intangible assets or the assumed liabilities of Empi. Therefore, the net additional acquisition consideration of $5.8 million has been reflected as an addition to the goodwill acquired in this business combination.

11. ACQUISITION OF OTI

On February 22, 2005, we acquired substantially all of the assets of OTI, which included a line of spinal implant products and several total knee and hip implant designs. The total purchase price for the OTI assets of approximately $15.1 million was comprised of approximately $14.5 million payable in cash to the OTI stockholders and $566,000 in purchase costs. We borrowed $14.7 million from our existing line of credit to finance this acquisition.

The acquisition consideration is subject to adjustment based upon the final balance sheet as of the closing date. In addition, there are up to $1.5 million in future milestone payments that could be earned by OTI based on the sales results of the OTI products we have acquired during the first twelve months after the closing of the transaction.

Under the purchase method of accounting, the total purchase price for the OTI assets is allocated to the acquired tangible and identifiable intangible assets and the assumed liabilities of OTI based upon their estimated fair values as of the closing date. The following represents the allocation of the aggregate purchase price for the OTI assets as of February 22, 2005. Fair value for certain assets acquired (inventory, fixed assets, intangible assets) was estimated based upon preliminary evaluations. For the remaining assets and liabilities, book value was deemed to approximate fair value due to the nature of the assets and liabilities.

The following valuations are preliminary and are subject to change upon completion of independent third party appraisals (in thousands):

Current assets	$4,393
Tangible and other noncurrent assets	1,764
Liabilities assumed	(99)
Intangible assets	4,151
Goodwill	4,881

$15,090

The tangible assets we acquired from OTI are being depreciated over their useful lives of two to five years and the acquired intangible assets consist of the following, and are being amortized over their estimated economic life, where applicable, using the straight-line method (in thousands):

Asset class	Fair value	Wtd. Avg. Useful life
Technology-based	$1,301	6 years
Customer-based	2,850	7 years
Goodwill	4,881	N/A

	$9,032

The results of OTI have been included within the consolidated statement of operations since the date of acquisition, February 22, 2005. OTI is not considered a significant business combination. As such, pro forma information has not been presented.

12. GUARANTOR / NON-GUARANTOR COMPANIES OF THE 93/4% SENIOR SUBORDINATED

NOTES DUE 2012

Under the terms of our 93/4% senior subordinated notes due 2012, Encore Medical Corporation and our domestic (U.S.) subsidiaries guarantee the notes. Our foreign subsidiaries do not guarantee the notes. The subsidiary issuer and each subsidiary guarantor are 100% owned by the parent company. All guarantees are full and unconditional, and are also joint and several among the guarantor companies. The indenture related to our notes impose certain restrictions including, among other things, limits on our ability and that of our subsidiaries to:

• • • • • • • • • •	incur or guarantee additional indebtedness or issue preferred stock;
 pay dividends or make other distributions;
 repurchase our stock;
 make investments;
 sell or otherwise dispose of our assets, including capital stock of our subsidiaries;
 create liens;
 prepay, redeem or repurchase debt;
 enter into agreements restricting our subsidiaries’ ability to pay dividends;
 enter into transactions with affiliates; and
consolidate, merge or sell all of our assets.

The following condensed consolidating schedules present condensed financial information of our guarantors and our subsidiaries that are non-guarantors as of and for the periods presented below.

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Balance Sheet
As of April 2, 2005
(in thousands)
(unaudited)

	Encore Medical	Encore Medical IHC,	Other	Non-	Elim-
	Corporation	Inc.	Guarantors	guarantors	inations	Consolidated
Assets

Current assets:
Cash and cash equivalents	$4,022	$—	$5,715	$4,575	$—	$14,312
Accounts receivable, net	—	—	45,477	7,181	—	52,658
Inventories, net	—	—	50,603	2,615	(229)	52,989
Deferred tax asset	—	—	8,941	75	—	9,016
Prepaid expenses and other current assets	2	—	3,822	431	—	4,255
Assets of discontinued operations	—	—	6,908	—	—	6,908

Total current assets	4,024	—	121,466	14,877	(229)	140,138
Property and equipment, net	—	—	22,783	4,620	—	27,403
Goodwill	—	—	236,382	57,330	—	293,712
Intangible assets, net	—	—	70,312	18,059	—	88,371
Investment in subsidiaries	45,997	404,381	—	—	(450,378)	—
Intercompany receivable	107,620	—	17,376	—	(124,996)	—
Other assets	—	11,557	539	—	—	12,096

Total assets	$157,641	$415,938	$468,858	$94,886	$(575,603)	$561,720

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$—	$7,500	$598	$39	$—	$8,137
Accounts payable	—	—	9,357	973	—	10,330
Accrued expenses	—	609	20,464	5,987	—	27,060
Liabilities of discontinued operations	—	—	712	—	—	712

Total current liabilities	—	8,109	31,131	6,999	—	46,239
Long-term debt, net of current portion	—	319,241	740	29	—	320,010
Deferred tax liability	—	—	34,547	—	—	34,547
Intercompany payable	—	42,341	—	82,655	(124,996)	—
Other non-current liabilities	—	—	590	—	—	590

Total liabilities	—	369,691	67,008	89,683	(124,996)	401,386
Minority interests	—	—	—	609	—	609
Stockholders’ equity	157,641	46,247	401,850	4,594	(450,607)	159,725

Total liabilities, minority interests and stockholders’ equity	$157,641	$415,938	$468,858	$94,886	$(575,603)	$561,720

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statement of Operations
Three Months Ended April 2, 2005
(in thousands)
(unaudited)

	Encore Medical	Encore Medical IHC,	Other	Non-	Elim-
	Corporation	Inc.	Guarantors	guarantors	inations	Consolidated
Net sales	$—	$—	$61,595	$11,047	$(1,083)	$71,559
Cost of sales	—	—	24,981	5,124	(1,074)	29,031

Gross margin	—	—	36,614	5,923	(9)	42,528

Operating expenses:
Selling, general and administrative	—	—	26,862	4,117	—	30,979
Research and development	—	—	2,122	357	—	2,479

Income from continuing operations	—	—	7,630	1,449	(9)	9,070

Other income (expense):
Interest income	2	—	82	—	—	84
Interest expense	—	(6,975)	(43)	21	—	(6,997)
Other income (expense), net	1,720	8,694	178	(155)	(10,413)	24

Income from continuing operations before minority interests and income taxes	1,722	1,719	7,847	1,315	(10,422)	2,181
Provision for income taxes	—	—	234	642	(3)	873
Minority interests	—	—	—	26	—	26

Net income from continuing operations	1,722	1,719	7,613	647	(10,419)	1,282
Income from discontinued operations	—	—	311	—	—	311

Net income	$1,722	$1,719	$7,924	$647	$(10,419)	$1,593

ENCORE MEDICAL CORPORATION AND SUBSIDIARIES

Condensed Consolidating Statement of Cash Flows
Three Months Ended April 2, 2005
(in thousands and unaudited)

	Encore Medical	Encore Medical IHC,	Other	Non-	Elim-
	Corporation	Inc.	Guarantors	guarantors	inations	Consolidated

OPERATING ACTIVITIES:
Net income	$1,722	$1,719	$7,924	$647	$(10,419)	$1,593

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	—	—	1,306	737	—	2,043
Amortization of intangibles	—	—	789	421	—	1,210
Amortization of debt issuance costs	—	553	—	—	—	553
Non-cash interest expense	—	24	—	—	—	24
Stock-based compensation	—	—	38	—	—	38
Tax benefit associated with stock options	(49)	—	—	—	—	(49)
Deferred income taxes	—	(3,651)	6,035	262	—	2,646
(Gain) loss on disposal of assets	—	—	(97)	304	—	207
Provision for bad debt expense and sales returns	—	—	1,096	36	—	1,132
Inventory reserves	—	—	1,484	—	—	1,484
Minority interests	—	—	—	26	—	26
Net effect of discontinued operations	—	—	88	—	—	88

Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	—	—	3,129	(277)	—	2,852
Inventories	—	—	(4,458)	(191)	9	(4,640)
Prepaid expenses, other assets and liabilities	4	—	(1,987)	(283)	—	(2,266)
Accounts payable and accrued expenses	(2)	(3,877)	(2,700)	(713)	(3)	(7,295)

Net cash provided by (used in) operating activities	1,675	(5,232)	12,647	969	(10,413)	(354)

INVESTING ACTIVITIES:
Acquisition of businesses	—	(156)	(15,090)	—	—	(15,246)
Investment in subsidiaries	(1,719)	(8,694)	—	—	10,413	—
Purchases of property and equipment	—	—	(1,385)	(663)	—	(2,048)
Net effect of discontinued operations	—	—	(2)	—	—	(2)

Net cash (used in) provided by investing activities	(1,719)	(8,850)	(16,477)	(663)	10,413	(17,296)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	48	—	—	—	—	48
Proceeds from notes received for sale of common stock	102	—	—	—	—	102
Intercompany	3,177	1,423	(5,476)	876	—	—
Proceeds from long-term obligations	—	14,700	—	—	—	14,700
Payments on long-term obligations	—	(1,875)	(230)	(21)	—	(2,126)
Payment of debt issuance costs	—	(166)	—	—	—	(166)
Dividend to minority shareholder	—	—	—	(198)	—	(198)

Net cash provided by (used in) financing activities	3,327	14,082	(5,706)	657	—	12,360
Effect of exchange rate on cash and cash equivalents	—	—	28	(315)	—	(287)
Net increase (decrease) in cash and cash equivalents	3,283	—	(9,508)	648	—	(5,577)
Cash and cash equivalents at beginning of period	739	—	15,223	3,927	—	19,889

Cash and cash equivalents at end of period	$4,022	$—	$5,715	$4,575	$—	$14,312

Consolidating financial statements prior to October 4, 2004 do not provide additional meaningful information to that which is presented in the consolidated financial statements. The issuer (Encore Medical IHC Inc.) did not exist and the nonguarantor companies were not owned by Encore prior to that date. As a result, we have omitted this information.